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                                                                             EXHIBIT 12

                   THE UPJOHN COMPANY AND CONSOLIDATED SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollar amounts in thousands)


                             Six Months                 Year Ended December 31,
                               Ended       ----------------------------------------------
                           June 30, 1995    1994     1993     1992     1991    1990
                           -------------    ----     ----     ----     ----    ----
Earnings from continuing
 operations before income
 taxes                        $376,777   $643,296 $480,037 $671,903 $715,553 $651,800

Less: Asgrow                                                          21,786   26,940

Less: Equity in undistributed
 net income of companies
 owned less than 50%                99      2,264    3,119    2,212    1,455    1,742
                              --------   -------- -------- -------- -------- --------
                               376,678    641,032  476,918  669,691  692,312  623,118

Add: Amortization of previously
 capitalized interest            2,475      4,417    4,009    3,799    3,109    2,922

Fixed charges included in the
 above:
   Interest and amortization of
   debt expense                 26,313     51,496   58,381   58,155   46,851   53,502

 Rental expense representative
 of an interest factor           6,451     12,903   12,221   11,495   10,563    9,426
                              --------   -------- -------- -------- -------- --------
Earnings from continuing
 operations before income
 taxes and fixed charges      $411,917   $709,848 $551,529 $743,140 $752,835 $688,968
                              ========   ======== ======== ======== ======== ========
Interest incurred and
 amortization of debt expense $ 31,239   $ 63,599 $ 74,080 $ 69,163 $ 59,920 $ 61,146

Rental expense representative
 of an interest factor           6,451     12,903   12,221   11,495   10,563    9,426
                              --------   -------- -------- -------- -------- --------
Total fixed charges           $ 37,690   $ 76,502 $ 86,301 $ 80,658 $ 70,483 $ 70,572
                              ========   ======== ======== ======== ======== ========
Ratio of earnings to fixed
 charges                         10.93       9.28     6.39     9.21    10.68     9.76
                                 =====       ====     ====     ====    =====    =====
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